Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of GATX Corporation for the registration of debt securities and pass through certificates and to the incorporation by reference therein of our reports dated February 26, 2013, with respect to the consolidated financial statements and schedule of GATX Corporation and subsidiaries and the effectiveness of internal control over financial reporting of GATX Corporation and subsidiaries included in its Annual Report (Amendment No.1 on Form 10-K/A) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

August 16, 2013